Exhibit 99.1

Kaleido Biosciences Appoints William Duke as Chief Financial Officer

LEXINGTON, Mass., November 6, 2019 – Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a chemistry-driven approach to leveraging the microbiome organ to treat disease and improve human health, today announced the appointment of William Duke as Chief Financial Officer (CFO), effective November 25, 2019. Mr. Duke brings nearly 20 years of experience in CFO and senior finance roles, including more than a decade within the life science industry.

Bill and I have a connection through our previous time at Genzyme and since then he has continued to demonstrate his leadership and corporate finance acumen throughout his career,” said Alison Lawton, President and Chief Executive Officer of Kaleido. “He is an exceptional finance professional, experienced in the capital markets, and I’m confident that he will also be a key member of our executive team, executing our strategy and supporting our business operations.”

“I’m thrilled to join the talented team at Kaleido and be part of delivering on the company’s unique approach of leveraging the potential of microbiome to improve human health,” said Mr. Duke. “With three MMT candidates in clinical studies and multiple data readouts anticipated this year and next, this is an exciting time to be joining Kaleido. I look forward to working with the team to support the advancement of our pipeline, platform/science and capabilities across the organization.”

Mr. Duke joins Kaleido from Pulmatrix, Inc.(Nasdaq: PULM), a clinical-stage pulmonary therapeutics company where he was CFO. There, he oversaw the company’s financial strategy, helped negotiate the company’s first product partnership, and led the successful completion of several public offerings. Prior to Pulmatrix, he served as CFO of Valeritas, Inc., a commercial-stage medical technology company, where he led a private financing round, recapitalized the company, and was responsible for the strategic planning, development and leadership of the corporate finance function. Mr. Duke also was senior director of finance at Genzyme Corporation, helping in the sale of the company to Sanofi, and director of finance/accounting at Haemonetics Corporation. Earlier in his career he held CFO positions at G8wave, an integrated media company focused on mobile platforms, and OTF Group, Inc. a business strategy consulting firm.

Mr. Duke earned his bachelor’s degree in business administration from Stonehill College, an MBA from Bentley College, and is a certified public accountant.

About Microbiome Metabolic Therapies (MMT™)

Kaleido’s Microbiome Metabolic Therapies, or MMTs, are designed to drive the function and distribution of the microbiome organ’s existing microbes in order to decrease or increase the production of metabolites, or to advantage or disadvantage certain bacteria in the microbiome community. The Company’s initial MMT candidates are targeted glycans that are orally administered, have limited systemic exposure, and are selectively metabolized by enzymes in the microbiome. Kaleido utilizes its human-centric discovery and development platform to study MMTs in microbiome samples in an ex vivo setting, followed by advancing MMT candidates rapidly into clinical studies in healthy subjects and patients. These human clinical studies are conducted under regulations supporting research with food, evaluating safety, tolerability and potential markers of effect. For MMT candidates that are further developed as therapeutics, the Company conducts clinical trials under an Investigational New Drug (IND) or regulatory equivalent outside the U.S., and in Phase 2 or later development.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to leveraging the microbiome organ to treat disease and improve human health. The Company has built a human-centric proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the organ’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the therapeutic potential of our MMT candidates, the timing of initiation, completion and reporting of results of our clinical studies and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the breadth of our pipeline of product candidates, the strength of our proprietary product platform, the efficiency of our discovery and development approach, the clinical development and safety profile of our MMT candidates and their therapeutic potential, whether and when, if at all, our MMT candidates will receive approval form the U.S. Food and Drug Administration and for which, if any, indications, competition from other biotechnology companies, and other risks identified in our SEC filings, including our most recent Quarterly Report on Form 10-Q, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contact

Amy Reilly

617-890-5721

amy.reilly@kaleido.com

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